As filed with the Securities and Exchange Commission on July 23, 2002

                               File No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                LIFEPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

    Delaware                                              33-0539168
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
    Incorporation or Organization)


              1205 South Dupont Street, Ontario, California 91761
               (Address of Principal Executive Offices (Zip Code)

                             Ms. Linda H. Masterson
                                 LifePoint, Inc.
                            1205 South Dupont Street
                                Ontario, CA 91761
                                 (909) 418-3023
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                             Robert W. Berend, Esq.
                              Wachtel & Masyr, LLP
                              110 East 59th Street
                              New York, N.Y. 10022
                                 (212) 909-9602

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.[x]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]_________________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]_________________


                                                    CALCULATION OF REGISTRATION FEE

---------------------------------- --------------- --------------------- ---------------------- ---------------------
     Title of Each Class of            Amount        Proposed Maximum      Proposed Maximum          Amount of
   Securities to be Registered         to be          Offering Price           Aggregate        Registration Fee (2)
                                   Registered (4)    Per Unit (1) (3)       Offering Price
---------------------------------- --------------- --------------------- ---------------------- ---------------------
---------------------------------- --------------- --------------------- ---------------------- ---------------------
Common Stock $.001 par value,        5,939,644          $2.22              $13,186,010               $ 1,215
shares to be offered by selling
stockholders......................
---------------------------------- --------------- --------------------- ---------------------- ---------------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Rounded to the nearest dollar.
(3) The closing sales price of the Common Stock as reported on the American Stock Exchange on July 17, 2002 was taken as the offering price of the shares and is used solely for the purpose of calculating the registration fee in accordance with Rule
    457(c) under the Securities Act of 1933.
(4) An indeterminate number of shares of the Common Stock are being registered pursuant to Rule 416 under the Securities Act to cover any adjustment in the number of shares issuable upon the conversion of the Series C convertible preferred stock or the exercise of the warrants as a result of any dilution resulting from stock splits, stock dividends or similar transactions.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




------------------------------------------------------------------------------------------------------------------------------------

                                5,939,644 Shares
                                 LIFEPOINT, INC.
                                  Common Stock

          We, LifePoint, Inc., are not offering for sale any securities pursuant to this prospectus. Instead, 8 of the 44 selling stockholders named in the list beginning on page 31 of this prospectus will be selling shares of our common stock as follows:

          o 2,720,000 shares which we sold as part of units in a private placement closed by us in April 2002,

          o 544,000 shares which we shall issue upon the exercises of warrants which we sold as part of the units, and

          o 326,400 shares which we shall issue upon the exercises of warrants which we issued as compensation for our failure to accomplish a registration objective.

          In addition, 11 of the 44 selling stockholders named in the list will be selling 210,500 shares of common stock which we shall issue upon the exercises of warrants originally issued in partial payment of a placement agent's fee in connection with the April 2002 private placement.

          In addition, 34 of the 44 selling stockholders named in the list will be selling 2,138,744 shares of our common stock which we issued (27,960 shares), or which we shall issue (2,110,784 shares), upon the exercises of other warrants which we had issued for various purposes during the past five years.

          The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. Their shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors.

          Our common stock is currently listed on the American Stock Exchange under the symbol: LFP. On July 17, 2002, the closing sales price as so reported was $2.22 per share.
                             ______________________

This Investment Involves a High Degree of Risk. You Should Purchase Shares Only If You Can Afford a Complete Loss. See "Risk Factors" Beginning on Page 7.

                             ______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                             ______________________

                    This prospectus is dated _______ __, 2002




                                Table of Contents
                                                                         Page

Summary....................................................................3

Risk Factors...............................................................7

Use of Proceeds...........................................................22

Material Changes..........................................................22

Plan of Distribution......................................................24

Selling Stockholders......................................................30

Security Ownership of Certain Beneficial Owners and Management............41

Interests of Named Experts and Counsel....................................44

Incorporation of Certain Information by Reference.........................44


                                     Summary

       Beause the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling stockholder. You should read this entire prospectus carefully, including the risk factors beginning on page 7 of this prospectus, and the periodic reports filed by us pursuant to the Securities Exchange Act of 1934 before you decide to purchase a share of our common stock. You may find a list of our current periodic reports under the caption "Incorporation of Certain Information by Reference" in this prospectus.

Key Questions and Answers.

1.   Who are we?

       We, LifePoint, Inc., are a Delaware corporation, with our corporate office and manufacturing plant at 1205 South Dupont Street, Ontario, California 91761. Our research and development facility is located at 10400 Trademark Street, Rancho Cucamonga, California 91730. Our telephone number is (909) 418-3000. You should make inquiries relating to this prospectus to Michele A. Clark, our Chief Accounting Officer, by writing to her at our Ontario, California address or by calling her at (909) 418-3000.

2.   What business are we in?

       We have developed, are manufacturing and, since February 26, 2002, have been marketing a saliva-based, on-site diagnostic test system that initially tests simultaneously for drugs of abuse and alcohol. We have identified 11 markets for our initial products. However, our initial focus is:

       o law enforcement/criminal justice for testing of drivers and suspects and for use in drug courts and in probation and parole hearings,

       o  the industrial workplace for pre-employment and employee testing and

       o  for emergency medical diagnostic applications.

       Our first product uses technology licensed to us from the United States Navy and our own patented technologies. Our initial product, the LifePoint "R" IMPACT "R" Test System, uses a person's saliva to test on-site for the presence of alcohol and drugs of abuse, such as cocaine, heroin and marijuana. Our proprietary system consists of a small instrument with integrated software to automatically collect and process the sample, test the sample and generate hardcopy test results. It requires a fully contained disposable saliva test module that consists of a mouthpiece for collecting the sample, connected to a test cassette that serves as an automatic sample collection device, sample processing and reaction/read chamber for up to ten different test analyses. Our initial target market was first law enforcement and our subsequent initial target markets are, or will be, the medical emergency room and the industrial workplace.

       On February 26, 2002, we formally launched marketing of our first product in the United States to the law enforcement market. We subsequently commenced marketing, through distributors, to the law enforcement and medical markets in certain Western European countries and certain Asian countries. Our marketing launch to the industrial market in these countries and to all three markets in other countries will follow as we engage distributors for such purpose. We intend to begin marketing to the medical market in the United States no soon than the fourth quarter of 2002 assuming that we have obtained FDA 510(k) approval. The timing for our marketing launch to the industrial market in the United States, as indicated elsewhere in this prospectus, will be dependent on whether FDA approval is required. As indicated elsewhere in this prospectus, we cannot assure you that we will meet any and all of these deadlines to launch marketing of our initial product in other markets.

       In later years, we plan that, as our research and development efforts continue, we will make our non-invasive on-site diagnostic device available for other uses. Potential uses include long-term therapeutic drug monitoring, rapid diagnostic testing, disease-state testing and wellness/health screening.

3.   What is our record of revenues and earnings?

       We had our first revenues of $22,910 in December 2001 and revenues of $113,070 in the quarter ended March 31, 2002. We had no revenues prior to December 2001 because we had not offered for sale any product or services. Through March 31, 2002, we incurred net losses of $38,079,589. We anticipate that our operational losses will continue for at least five additional quarters, if not longer, after March 31, 2002.

4.   Do we need any governmental approvals to begin marketing?

       For us to market our testing device to hospitals and other medical facilities in the United States, we must first obtain clearance from the United States Food and Drug Administration (the "FDA"). We have begun the submission process with the FDA. We will ultimately apply for at least nine separate FDA clearances within the next 90 days. Our submissions will include an additional drugs test we have developed. Based on the current average experiences of other companies as tracked by an industry group, we expect to get such clearance approximately 100 days later. However, we could be delayed in completing our submissions. In addition, the FDA may not clear the product when submitted. In addition, even if this agency clears our product, we may receive this clearance later than we anticipate.

       Based on the FDA's regulations proposed in November 2000, we may also require FDA approval to sell to the industrial market in the United States. Several industry groups are currently attempting to dissuade the FDA from finalizing this policy. However, we are simultaneously collecting clinical data in the event that we have to make an application to the FDA for clearance at the same time as we make our application for medical use as described in the preceding paragraph.

       We did not require any governmental approvals to market the IMPACT Test System to law enforcement agencies in the United States.

       For our entry into the three initial target markets in Canada, the Western European countries and certain Asian and Pacific Rim countries, we did not require any pre-entry approval from a governmental agency similar to that which we must obtain from the FDA in the United States as described above. There are, however, certain certifications which we must obtain to market successfully in these countries outside the United States. We have initiated our applications to obtain CSA (Canada) and CE Mark (Europe) certifications for these countries, as we have for U.L. certification in the United States. We have also implemented actions at our manufacturing plant to follow Quality System Regulation as prescribed by the FDA (for the United States medical markets only) and ISO certification for European sales. We are of the opinion that the obtaining of the certifications described in this paragraph will not delay our marketing in our initial target markets in these countries outside the United States.

5.   What securities are we offering pursuant to this prospectus?

       We are not offering any securities pursuant to this prospectus. Various holders of shares of our common stock and/or warrants to purchase shares of our common stock will offer, pursuant to this prospectus, these outstanding shares and, if they exercise their respective warrants, the underlying shares of our common stock. All of these persons or entities (including certain transferees) will be referred to in this prospectus as the "selling stockholders". They are named in the list beginning on page 31 of this prospectus. The selling stockholders using this prospectus also will include pledgees, donees, transferees or other successors-in-interest of the persons or entities named in that list.

       The selling stockholders will offer, as of the date of this prospectus:

       o 2,720,000 shares of our common stock which we sold in April 2002 to investors as part of units in our seventh private placement pursuant to Regulation D under the Securities Act of 1933.

       o 544,000 shares when and if the warrants we sold to the investors as part of the units are exercised.

       o 326,400 shares when and if the warrants we issued to the investors as compensatory warrants are exercised.

       o 210,500 shares when and if the warrants we issued in partial payment of a placement agent's fee for the April 2002 private placement are exercised by the placement agent, its transferees and another entity.

       o 2,110,784 shares when and if the other warrants we had issued during the past five years not in connection with the April 2002 private placement are exercised and 27,960 shares which we issued upon four exercises, and a partial exercise of a fifth, of these warrants.

       The selling stockholders may, as an alternative to their offering pursuant to this prospectus, seek to sell the aggregate of 5,939,644 shares of our common stock, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As the notes to the table beginning on page 36 of this prospectus indicate, certain of the selling stockholders beneficially own other shares of our common stock which are not being offered pursuant to this prospectus.

6.   What is the offering price pursuant to this prospectus?

       The selling stockholders have advised us that they will sell, from time to time, the shares of our common stock at the prices quoted for our common stock on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our common stock is currently listed on the American Stock Exchange under the symbol: LFP. On July 17, 2002, the closing sales price as so reported was $2.22 per share. The selling stockholders have also advised us that they may sell their shares, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter's discounts or commissions, except for the charges to selling stockholder if he, she or it sells through his, her or its broker-dealer.

7. Will we receive any proceeds as a result of sales of shares pursuant to this prospectus?

       We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders pursuant to this prospectus. We may, however, receive $9,621,315 if all of the outstanding warrants we issued to the selling stockholders are exercised. These warrants enable the holders to purchase an aggregate of 3,191,684 shares of our common stock. We cannot be certain as to when and if all of these warrants will be exercised. Nor can we be certain as to the amount of proceeds we will actually receive from exercises. Estimates are especially difficult because of provisions in warrants to purchase an aggregate of 210,500 shares of our common stock which permit the holders to exercise on a "cashless basis". In a cashless exercise the holder is entitled to receive shares of our common stock having a market value equal to the net exercise value of the portion of the warrant being exercised. The holder makes no cash payment to exercise the warrant. The warrants specify the manner of calculating the number of shares of our common stock issuable in a "cashless" exercise.


                                  Risk Factors

       Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks. We have described below all of the risks which we deem material to your investment decision. A list of the named selling stockholders may be found in this prospectus in the table beginning on page 31. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. For information as to how you may receive copies of our periodic reports, we direct your attention to the section captioned "Incorporation of Certain Information by Reference" in this prospectus.

       Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply.

The following risk factors relate to our operations:

We expect our operational losses to continue for probably at least another five quarters after March 31, 2002.

       From the date we incorporated on October 8, 1992 through March 31, 2002, we have incurred net losses of $38,079,589. These losses were due to the fact we had no product or service to offer for sale or rental.

       On February 26, 2002, we formally launched marketing of our IMPACT Test System, our first product, to law enforcement agencies that was one of our three initial worldwide target markets. There was no governmental approval required as a prerequisite for us to market to these potential users of our product. However, as we subsequently indicate in the twelfth section under this caption "Risk Factors," there are certain legal challenges that we must overcome to make our product fully acceptable in this market.

       For us to market our product in the United States to hospitals and other medical facilities (especially to medical emergency rooms which are another of our three initial worldwide target markets), we must first obtain clearance from the Food and Drug Administration for our product. We have begun the submission process with the FDA. We will ultimately have applied for at least nine separate FDA clearances within the next 90 days. Our submissions will include one additional drugs test over the six we have initially developed. We currently expect to obtain FDA clearance approximately 100 days after completion of our each submission.

       Our other initial target market will be industrial companies that currently test employees for drugs and alcohol. In November 2000, the FDA announced its intention to regulate drugs of abuse screening tests used in the home, work place, insurance and sports settings. Should the FDA adopt such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations would delay the start of our marketing to the industrial market in the United States until we comply. However, in anticipation of such adoption, we have been collecting the field data which we believe, from our discussions with the FDA, this agency would require to approve our entry into the industrial market in the United States. We would seek this clearance from the FDA simultaneously with our seeking its approval of use of our product for medical purposes. In addition, we have commenced efforts to market our product to law enforcement agencies and medical users in Europe prior to obtaining FDA approval for use in the United States. This program could offset any loss in early revenues due to the delay, if it occurs, in our marketing to the industrial market in the United States.

       We may not meet the schedule described in the preceding two paragraphs, both as to our additional market launches and making our submissions to the FDA. In addition, the FDA or a foreign government may not grant clearance for the sale of our product for routine screening and/or diagnostic operations. Furthermore, the clearance process may take longer than we project. Even if we do meet our schedule and although we have begun to generate revenues, we anticipate that we shall turn profitable not sooner than five quarters after March 31, 2002. We can estimate, but we cannot assure you, as to when our expected revenues will exceed expenses.

Our transition to an operational company may strain our managerial, operational and financial resources.

       We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing. We have set forth below certain of these risks and difficulties under this caption "Risk Factors." As an example, our transition from a development stage company to a commercial company may strain our managerial, operational and financial resources. If our product achieves market acceptance, then we will need to increase the number of our employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

We may have a need for additional financing to continue or expand our business.

       We believe that, with

       o the net proceeds from our private placement in June and September 2001 of $12,528,105,

       o the marketing fees and sales proceeds forecasted to be paid as described in the succeeding paragraph,

       o the proceeds from standard commercial banking lines of credit and/or commercial equipment leasing lines which we are currently negotiating, and

       o the $9,554,062 in net proceeds received from the sale in April 2002 of 272 units, each unit consisting of 10,000 shares of our common stock and a common stock purchase warrant to purchase 2,000 shares of our common stock, we shall have sufficient funds to complete our field trials and pilot studies necessary for our submission to the FDA, manufacture and market our product and reach profitability. We expect to achieve profitability not sooner than five quarters after March 31, 2002. There can be no assurance that our estimate as to costs and timing will be correct. In addition, we may not be able to consummate standard commercial banking lines of credit and/or commercial equipment leasing lines on an acceptable and timely basis. Furthermore, if there are any delays in our obtaining FDA approval, or if there is a reduced rate of growth in our revenues from those we anticipate, we may require additional funding. In addition, if orders for our product come in faster than we anticipated, we could require additional financing to expand our manufacturing, sales and other capabilities. Our inability to meet any such increased demand could result in the cancellation of orders and thus delay the attainment of profitability.

       We have entered into a strategic partnering agreement with CMI, Inc. to distribute our products exclusively to the law enforcement market in the United States and Canada. We can give you no assurance, however, that CMI will produce payments to us initially forecasted by CMI of $5,000,000 during the first two and one-half years of the agreement.

       In addition, competitive conditions in our industry may make us less attractive to potential investors. For additional information on our potential competition, we recommend that you read the third succeeding section under this caption "Risk Factors."

       Because of all the uncertainties described in the preceding paragraphs of this section, we may have to seek additional financing as an alternative against the possibility that one or more of the anticipated sources of funds is or are not obtained or that we obtain orders slower or faster than anticipated.

       We recognize that, unless we obtain all of the funds described above or, in the alternative, secure additional financing, we cannot bridge the gap between the commencement of marketing and when, if ever, we begin to operate on a profitable basis. Unless we obtain such funds and, to the extent required, the additional financing and achieve profitability, your investment in our company may become a complete loss. We can give you no assurance as to our obtaining the anticipated funds, achieving additional financing or attaining profitability.

Potential additional financings will further dilute our existing stockholders.

       Since October 1997 when we obtained our independence from our former parent, we have consummated seven private placements to finance our operations. As a result, we have issued, or will issue (when and if shares of our preferred stock are converted and warrants are exercised), an aggregate of 40,337,263 shares of our common stock related to these private placements. Such issuances do not give effect to any shares we may issue in the future in redemption of premium with respect to our outstanding shares of our Series C preferred stock or as compensatory payments. The 40,337,263 shares may represent a 553% increase from the 7,297,206 shares of our common stock outstanding since our initial public offering in October 1993. Any further issuances due to additional equity financings will further dilute our existing stockholders.

Unexpected problems as to how our product functions can delay our receipt of revenues and ultimately our attaining profitability.

       We experienced delays in launching our product because of unanticipated performance problems that had arisen first in our own testing in our research and development facility and later at beta sites. We had made a commitment to ourselves and to our stockholders and prospective customers not to release our product for sale until we were confident that our product met or exceeded our customer's expectations. In many markets, we shall get only one chance with a customer. If a customer's initial experience with a product is not good, it is very difficult to go back a second time. Accordingly, when a product performance problem surfaced, we had no choice except to delay the release. We also had to delay completion of the field testing necessary to furnish us with the data for our FDA submission. Accordingly, we had to delay our FDA submission.

       By delaying the time of our product launch, these product problems delayed our receipt of revenues. They also increased our need for additional financing. We direct your attention to the second preceding section under this caption "Risk Factors" for our discussion of how a further delay in our obtaining revenues will increase our need for additional financing. And with the delay in our receiving revenues, our opportunity to achieve profitability was delayed even longer.

       Some examples of our past problems and the delays which they caused us are as follows:

       o In February of 2001 we ascertained that certain materials in our plastic molded parts were not compatible. As a result of the cooperation of our mold design contractor and our dedicated engineering group, we redesigned these combinations. However, to do so caused a six-week slip in our timeline. We reported this problem and the expected delay to our stockholders by letter in March 2001.

       o In April of 2001 we ascertained, during field tests, a problem with how the mouthpiece collected saliva. We had to halt these field evaluations until we could ascertain the cause. We quickly found that our supplier had made, without our knowledge, a change in the materials used in the production of the mouthpiece tips. We developed three alternative approaches. One of these required some re-design of the mouthpiece molds. This work took several weeks to implement and then we first had to validate the results. As we anticipated to our stockholders by letter in May of 2001, this caused a delay of six weeks before we could then start field evaluations again. However, thanks to the significant efforts of our development team, the cooperation of our outside vendors and the help of our clinical investigators, we quickly diagnosed the problem and implemented a solution.

       o In September of 2001, we had collected enough final test data to indicate that we had to make additional engineering modifications to the final product design. These modifications forced us to delay our intended product launch from the end of September to the end of the year. We reported this to our stockholders by letter in October of 2001. If the resolution was to be limited to only a simple engineering redesign, then we would have been delayed for only a few weeks to a month at most. Unfortunately, the engineering redesign did not completely resolve the problem. We had to add several changes to our plastic molds. Keep in mind that even a minor mold change can take several months to design, implement, test and validate. We then tested products made from these modified molds. We reported this to our stockholders by letter in January 2002. Our efforts were successful and we formally launched marketing of our product on February 26, 2002.

       In early July 2001, after receiving almost $11,000,000 of the $13,000,000 we ultimately received from our sixth private placement, we reported our belief that, as a result of these proceeds, together with the forecasted product revenues from CMI, we would have sufficient funds to enable us to reach profitability. However, at the time we made that projection, we still expected to launch our product at the end of September 2001. As we indicate in the reporting of the last delay above, the actual launch was delayed until the end of February 2002. As a result, we "lost" five months of sales we initially anticipated. In addition, at the end of February 2002, instead of having had five months of operations as we initially anticipated, so that we could reasonably project that our sales would be accelerating after five months of marketing, we were just beginning to market.

       In mid-February 2002, after receiving in September 2001 the additional $2,000,000 from the sixth private placement and expecting to receive proceeds from commercial bank lines or equipment lease financing, we reiterated our belief that we had sufficient funds to enable us to reach profitability.

       Both in July 2001 and February 2002, we stated that any additional delays in our obtaining revenues may require us to seek additional financing. In April 2002, rather than take a chance on the uncertainties described in the second preceding risk factor and above, we obtained an additional $9,554,062 in net proceeds from our seventh private placement.

       Should any problem with respect to the performance of our product develop in the future, we could be delayed, not only from receiving revenues from the markets in which we were then marketing, but in our schedule to market our product into additional markets. This could also require us to seek additional financing.

       Your attention is also directed to the possible delays at the FDA described in the fourth preceding section under this caption "Risk Factors."

We face competition from new and existing diagnostic test systems.

       We have begun to compete with many companies of varying size that already exist or may be founded in the future. Substantially all of their current tests available either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol.

       We face competition from Avitar, Inc., OraSure Technologies, Inc., AnsSys, Inc. and Cozart Bioscience, Ltd. Each of these companies is marketing, or will soon be marketing, an on-site drug screening, qualitative (yes/no) test using saliva as the specimen. Each uses a lateral flow membrane system to test for drugs of abuse. Such systems, which are similar to home pregnancy tests, allow a specimen to flow across a treated test strip (membrane) and produce a test result on a portion of the test strip. This type of test gives results in under 30 minutes. We believe that the limitations of the technologies used by these four companies will negatively impact their ability to sell into our target markets. We believe that none of their products, as currently available, will be evidentiary in the law enforcement and industrial markets because each such product is not quantitative and some are non-instrumented. Non-instrumented test results are subject to user interpretation. In addition, the results cannot be stored for later use in court. Accordingly, several of these tests lack the hard, objective data required for defense in court. In medical emergency markets, we believe that their products will not provide the needed quantitative results. Additionally, we believe that the type of on-site technology used by these four companies is less sensitive than the instrumented flow immunosensor technology we have developed and not sensitive enough to detect certain drugs at levels that are found in saliva. (Flow immunosensor technology is a process by which a specimen flows through a micro-column device containing the test reagent, a reaction occurs and, as a result of the immunoassay reaction, the molecules to be tested in the sample solution cause a signal which is read by a sensor.) Lastly, none of these products can simultaneously test for drugs of abuse and alcohol. We, accordingly, believe that our product is superior to the products these four companies are currently marketing, or will soon be marketing. However, we could be incorrect in our assessment of their products. In addition, even if we are correct in our assessment, one or more of these companies could attempt to modify its product to meet our criticisms. In either of these events, one or more of these products could significantly impact our ability to sell our product.

       In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

       We also face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade International Inc.), Roche Diagnostics (a division of Hoffman La Roche, Inc.) and at least five other major pharmaceutical companies. All of these competitors currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we have to develop and market their products.

       With respect to breath testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.

       Furthermore, because of the time frame it has taken for us to bring our product to market, our competition may have developed name recognition among customers that will handicap our future marketing efforts.



Although our first product using saliva has certain advantages over urine testing, our first product may not be as attractive in the pre-employment testing portion of the industrial workplace as is urine testing.

       Our marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for drugs of abuse by law enforcement agencies, occupational health clinics, hospitals and other medical facilities than for a urine sample instrument. That is because our initial product is intended to test whether the person is currently under the influence of drugs of abuse or alcohol. In addition, saliva collection is observable by the person administering the test, unlike urine testing. Accordingly, the use of saliva has been shown to eliminate the recent problems due to alteration and substitution of urine specimen testing for drugs. Depending on the substance being used, differences in the individual being tested and dose and time differences, "currently" in our product indicates drug use from minutes after the drug was taken to 18 to 24 hours after drug use.

       Urine testing, on the other hand, provides information on drug use from about six to eight hours after the drug was taken to between two to five days post drug use. For pre-employment testing, employers have historically wanted the longer window of detection provided by urine testing, or even hair testing. Accordingly, the current results of the IMPACT System may not be as attractive to employers for use in pre-employment testing. Our current product may, thus, have limited appeal for such use.

Our failure to comply with the substantial governmental regulation to which we are subject may adversely affect our business.

       We have already directed your attention to the fact that we cannot market our saliva based testing device to hospitals and other medical facilities in the United States unless we have FDA approval. We have also pointed out the proposed FDA regulations relating to marketing to the industrial market in the United States. Your attention is directed to the section entitled "We expect our operational losses to continue for probably at least another five quarters after March 31, 2002" under this caption "Risk Factors."

       In addition, the United States Department of Health and Human Services on February 28, 1992 issued regulations intended to implement the Clinical Laboratory Improvement Amendments of 1988. These Amendments are commonly referred to as CLIA. These regulations were to become effective September 1, 1992. The proposed regulations would require that all test sites performing workplace drug testing, including on-site testing, follow CLIA guidelines for operator training and quality control, similar to those used by laboratories. On August 28, 1992, the Department announced that the application of the statute to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. If the regulations are not adopted, on-site drug testing in the workplace will continue to be exempt from the statute. Recently, the Department again confirmed its intention not to adopt the CLIA regulations in the workplace. However, if the regulations are adopted, workplace testing would then be subject to the same requirements as currently required for on-site testing in the medical markets. We are in the process of completing studies that we believe will produce data that demonstrates that our product provides the same results when used by technical personnel as it does when used by non-technical personnel. If we demonstrate in our FDA submission that our product delivers similar accuracy from these two user groups, this description should exempt the IMPACT Test System from CLIA regulation in the medical market and, if the statute is ever applied, in the workplace market. If we cannot obtain a waiver from CLIA, the costs of running the IMPACT Test System could be higher for our potential customers. We cannot give you any assurance that the Department of Health and Human Services or the FDA will agree to waive the IMPACT Test System from CLIA regulation.

       We do not believe that federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, will have any material effect upon our capital expenditures, potential earnings and our competitive position.

We may not be able to expand our manufacturing operations adequately or as quickly as required to meet expected orders.

       We first began our manufacturing process in January 2001. We have completed the pilot or initial stage of manufacturing with respect to both the instrument and the saliva test modules. We have initiated the process scale-up and the automation phase of saliva test module manufacturing. We anticipate that it could take up to six months from July 2002 to complete the full automation of the saliva test modules. However, we have not as yet made any significant deliveries of our product. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support our expected commercial sales. In addition, we may not be able to manufacture cost effectively on a large scale.

       We expect to conduct all manufacturing of the disposable cassettes at our own facility. In addition, we intend to continue to assemble the instrument for at least another four to six months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. We have engaged an OEM supplier to final assemble the instrument in conjunction with our own in-house assembly. Our current timetable for transfer of some of the final assembly is during the quarter ending December 31, 2002. We could, accordingly, turn over instrument assembly to a number of qualified OEM instrument assembly suppliers in the event of such problems at our facility. We can use another manufacturer for the final assembly of our instrument because the subassemblies and other components are furnished by other suppliers. Accordingly, any capable electronics manufacturer would have the capability to produce this type of equipment. We have identified several potential electronic manufacturers as potential alternatives to our initial OEM supplier should we so require. However, the cassette is a proprietary device developed by us and, accordingly we are not currently aware of any alternative manufacturer for the cassette.

       We devoted a significant portion of our capital budget for the fiscal year ended March 31, 2002 to reduce our cost of goods for the disposable cassette and automating our manufacturing facility in an effort to continue to lower our initial manufacturing costs. We are optimistic as to the results of these efforts. Nevertheless, we cannot assure you that these efforts will result in the manufacturing cost savings we anticipate and when these savings, if obtained, will be reflected in our financial statements.


Our dependence on third-party suppliers for critical supplies may impact our operational results.

       We are initially only performing the final assembly of the instrument. Many critical sub-assemblies are being manufactured by OEM suppliers. Our dependence on third parties for the manufacture and supply of instrument and cassette product components could have a material adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis if these third parties were to terminate production of the components, fail to comply with FDA regulation or be subject to unforeseen adverse results. To offset any adverse impact as a result of a default by any such supplier, we have purchased a one-year supply of all critical materials. In addition, we have identified one or more second sources for each current supplier. Accordingly, we do not anticipate that our manufacturing process will be negatively impacted by the loss of any one supplier. In addition, we rely on standing purchase orders and master purchase agreements with our vendors. Accordingly, we do not anticipate losing any time because of protracted contractual negotiations. One risk, however, is that until the second source begins manufacturing at an acceptable rate, there could be a short delay in our meeting our delivery schedule to customers.

Our dependence on CMI, our strategic partner to market to the law enforcement market, may adversely affect our initial marketing efforts if CMI does not sell in the quantities anticipated.

       As already indicated, our initial target market in the United States was the law enforcement market. On June 4, 2001, we entered into an exclusive three-year, renewable, distributorship agreement with CMI, Inc. to distribute the IMPACT Test System to the law enforcement markets in the United States and Canada. We selected CMI because, to our knowledge, it is a marketing and manufacturing leader for evidentiary breath alcohol testing instruments in law enforcement in this country. Nevertheless, CMI may not be able to sell the quantities of IMPACT Test Systems of which we believe that CMI is capable. In such event, we would be required to seek another distributor or increase our own internal selling staff. We can give you no assurance as to how quickly or successfully these alternative methods of product distribution will be implemented. Another risk to us is, of course, that, if MPD Inc., CMI's parent corporation, became bankrupt or had similar financial problems, this would prevent CMI from paying fees or making purchases. Otherwise we believe that, based on its initial forecasts, CMI will pay us approximately $5,000,000 during the first two and one-half years of the agreement. We can give you no assurance, however, that CMI will make sales as it initially forecasted and, accordingly, make significant payments to us. Even if CMI were to pay us the contractual minimum amounts to maintain its exclusive marketing rights, such payments would be materially less than the forecasted amount of $5,000,000. For us to realize such forecasted amount from CMI, CMI would have to sell, on the average, at least 15 IMPACT Test Systems per month during the two-and-one-half-year period. As of June 30, 2002, we had received no payments from CMI.

       The three-year term did not begin until general marketing of our IMPACT Test System began on February 26, 2002. We note that CMI will benefit from volume discounts and, therefore, our margins on products purchased by CMI may decrease over the term of the contract. In addition, CMI has guaranteed pricing on the instruments, which may result in much lower margins once we transfer the instrument production to an outside vendor. Our agreement with CMI is automatically renewable unless CMI or we give notice to the other 180 days prior to the end of the initial term.

       Another risk is that CMI may terminate the distribution agreement. CMI has the option to terminate the distribution agreement with us:

       o if we fail to supply at least 50% of CMI's orders for our product continuously over any three-consecutive-month period immediately preceding CMI's notice of default to us;

       o if any information which we furnish to CMI is found to be materially false or fraudulent;

       o if we materially breach the agreement and fail to cure such breach within ten days after CMI's notice to us; or

       o if we file a petition in bankruptcy or a petition is filed against us and not dismissed in 60 days, we make an assignment for the benefit of our creditors, or we are insolvent and a receiver is appointed for us.

Legal precedent has not yet been established for upholding the results of LifePoint's diagnostic test system.

       The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace have been well established. Blood and urine testing are the currently accepted standard samples for drugs. Blood, breath and saliva are the currently accepted standard samples for alcohol. However, several saliva-based drug tests are beginning to be used. We believe that our product meets the Daubert and Frye standards for admission as scientific evidence in court. These two standards have been adopted in all 50 states. These standards require acceptance of our product or technology by members of the scientific community and proven performance equal to currently used methods. We anticipate that the papers we have presented over this past year and the papers that we will publish from our field evaluations currently being completed will enable us to meet this requirement prior to the first legal challenge to our product. However, we cannot assure you that our technology will be accepted. Until our product is challenged in court, legal precedence will not have occurred.

       The desire to use saliva for drug testing in the workplace market is very strong. As an example, SAMHSA, the federal agency that regulates drug testing on federal safety-sensitive workers, has indicated that it is in the process of adding saliva to the menu of applicable technologies for drug testing of federal safety sensitive personnel. There are few state laws limiting the use of saliva for workplace testing. Currently, saliva or other bodily substances testing of employees for drugs is permitted in all states but Maryland.

       State laws are being revised on an ongoing basis to allow law enforcement officers to use saliva as a specimen for testing for drivers under the influence of drugs or alcohol. Currently, saliva and other bodily substance testing for DUI testing with consent is permitted in all states. However, such testing will be subject to a variety of factors. Saliva or other bodily substances for DUI testing for drugs or alcohol is specifically permitted in 24 states. Additional efforts will be needed to change the laws in states which have not adopted saliva as a test specimen. We believe this change will occur because law enforcement officials are anxious to have a non-invasive test method for drug testing and are willing to support legislation. We are currently working on draft legislation for this joint effort. Nevertheless, we cannot assure you as to when and if this legislation will be adopted in the other states.

       Lastly, the National Highway and Traffic Safety Administration must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. Nevertheless, because we have not yet submitted our product for approval, we cannot guarantee acceptance by this governmental agency.

We are dependent on use of an exclusive license from the United States Navy for our product.

       Pursuant to a license agreement with the United States Navy, we have the exclusive right to use the Navy's technology with respect to all possible diagnostic uses for saliva and for drug testing for urine. We have further developed the Navy-developed technology for application in our own proprietary test system. Termination of the license for the Navy patent would end our right to develop products under the patent. Termination would require us to make changes in our products that would delay the marketing thereof.

       The Navy has the right to terminate the license if we:

       o  file bankruptcy or are forced into receivership,

       o  commit a material breach of the agreement,

       o willfully misstate or omit material information in our reports to the Navy or

       o  fail to market the technology.

       We believe that so long as we continue to market our IMPACT Test System in the manner which we intend, pay to the Navy at least the annual minimum royalty and are accurate in our reports, we should continue to be able to use the Navy patent. We believe that the risk of termination while we are still a "going business" is remote, but the risk is there.

Our efforts to legally protect our product may not be successful.

       We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies that we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result would increase our costs of operations and thus adversely affect our results of operations.

       In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms. In any event, payment of a royalty or licensing fee to any such company would also add to our costs of operations and thereby adversely affect our results of operations.

We may be sued for product liability resulting from the use of our diagnostic product.

       We may be held liable if our IMPACT Test System causes injury of any type. We have obtained product liability insurance to cover this potential liability. We believe that the amount of our current coverage is adequate for the potential risks in these areas. However, assuming a judgment is obtained against us, our insurance may not cover the potential liabilities. Our policy limits may be exceeded. If we are required at a later date to increase the coverage, we may obtain the desired coverage, but only at a higher cost.

We may not be able to operate successfully our business if we lose key personnel or fail to attract skilled personnel.

       We believe that our success in the future will depend on the continued services of our senior management team and other personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees, or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to establish sales and marketing capabilities necessary to exploit what we believe is a great potential for our product.

       We are currently in the process of building up our marketing and sales capabilities. In addition, we have engaged a strategic partner to sell our product in the law enforcement market, one of our three initial target markets. However, we may not be able to add the additional marketing and sales personnel we require. We also may not obtain the distribution capabilities we require in foreign markets. Finally, even if we have the personnel and the strategic partners and distributors, we cannot be certain as to how quickly, if at all, the different marketplaces will accept our product.

Our increasing efforts to market our product outside the United States may be affected by regulatory, cultural or other restraints.

       Now that we have held our market launch of our IMPACT Test System in the United States, we have commenced efforts to market our product through distributors in other countries, starting with certain of the Western European and Asian countries.

       In addition to economic and political issues, we may encounter a number of factors that can slow or impede our international sales, or substantially increase the costs of international sales, including the following:

       o We do not believe that our compliance with the current regulations for marketing our product in European countries will be a problem. However, new regulations (including custom regulations) can be adopted by these countries which may slow, limit or prevent our marketing our product. In addition, other countries in which we attempt, through distributors, to market our product may require compliance with regulations different from those of the Western European market.

       o Cultural and political differences may make it difficult to effectively obtain market acceptances in particular countries.

       o Although our distribution agreements provide for payment in U.S. dollars, exchange rates, currency fluctuations, tariffs and other barriers and extended payment terms could effect our distributors' ability to sell our product and, accordingly, impact our revenues.

       o Although we made an effort to satisfy ourselves as to the credit-worthiness of our distributors, the credit-worthiness of the foreign entities to which they sell may be less certain and their accounts receivable collections may be more difficult.

One plaintiff seeks significant damages in litigation against us.

       As we previously reported in our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, Global Consultants, LLC d/b/a Global Capital instituted an action on June 18, 2001 in a California state court against our company and Linda H. Masterson, our Chairman, President and Chief Executive Officer. The plaintiff seeks damages aggregating $4,500,000 for the non-issuance and termination of common stock purchase warrants for an aggregate of 392,275 shares of our common stock. The plaintiff's computation of damages is based on the market price of our common stock on one day reaching $8.00 per share and on an excessive and unsupportable number of shares subject to the warrants. The plaintiff's second amended complaint does not allege the previously alleged claims relating to fraud, negligence and accounting and for punitive or exemplary damages. We believe that the plaintiff's remaining causes of action for breach of contract, conversion and violation of a California statute are without merit. Our trial counsel, the law firm of Rosenfeld, Meyer & Susman, LLP, is of the opinion that the probability of any recovery by the plaintiff of damages in excess of 10 percent of our current assets (i.e., current assets of $4,651,057 as of March 31, 2002) is remote. We are of the further opinion that, even if the plaintiff were able to overcome all of our affirmative defenses and the allegations of our counterclaims, which we doubt, its maximum provable damages are less than a third of that amount. However, unanticipated results in litigation are always possible should this proceeding proceed to trial.

The following risk factors relate to our common stock:

Future sales may adversely affect the market price of our common stock.

       Of the 35,626,090 shares of our common stock outstanding on June 30, 2002, the holders could sell all but an aggregate of 3,439,254 shares. Of these 3,439,254 shares, we sold 2,720,000 shares in April 2002 in our seventh private placement; we issued 527,960 shares in various months in 2002 upon the exercises of warrants; and we issued 191,294 shares in May 2002 as compensatory shares to the holders of our Series C Preferred Stock. None of these shares has been held for the one-year period necessary for resale pursuant to the exemption of Rule 144 under the Securities Act of 1933. We intend to register the 191,294 shares, as well as an additional 68,937 shares we issued in July as compensatory shares, under the Securities Act of 1933 in another registration statement. Holders subsequently became eligible to sell all but 500,000 of the remaining shares pursuant to this prospectus. Of the shares eligible for sale, as of June 30, 2002, holders selling pursuant to the exemption of Rule 144 under the Securities Act of 1933 would be limited in the number of shares each sold in each three-month period by paragraph (e) of such Rule.

       As of June 30, 2002, there were 3,148,259 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to either our 1997 stock option plan or our 2000 stock option plan. Stock options were exercisable on such date, or will become exercisable within 60 days after that date, to purchase an aggregate of 991,507 shares. All of the shares issuable upon the exercises of stock options pursuant to these two plans have been registered under the Securities Act of 1933 for issuance by us to the respective optionees. Accordingly, unless the optionee is an "affiliate" of our company as such term is defined in Rule 405 under the Securities Act of 1933, he or she may, after exercise of a stock option, resell the shares received upon exercise without delivering a "reoffer" prospectus. Consistent with the practice of other public companies, we filed on August 9, 2001 a reoffer prospectus so that directors, executive officers and significant employees of our company holding stock options, or who exercised stock options, may resell their shares of our common stock immediately as other employees may do.

       In addition, as of June 30, 2002, we had reserved an aggregate of 9,463,204 shares for the exercises of certain outstanding warrants. The subject warrants do not include the warrants held by the selling stockholders or those to purchase an aggregate of 1,700,000 shares held by our two principal operating officers and a director. The subject warrants expire on various dates ranging from February 28, 2005 to September 27, 2006. They have an exercise price of $3.00 per share. They were all exercisable as of June 30, 2002. We have registered in another registration statement (File No. 333 - 65536) under the Securities Act of 1933 for resale by the holders 4,391,075 of the 9,463,204 shares issuable upon the exercises of the subject warrants. We have registered in another registration statement (File No. 333-74172) under the Securities Act of 1933 for resale by the holders the remaining 5,072,129 shares issuable upon the exercises of the subject warrants.

       We are unable to predict the effect that sales into the market of shares of our common Stock made under Rule 144 or otherwise and the delayed sales into the market of shares subject to the outstanding stock options and the warrants may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of these shares of our common stock or of the 5,939,644 shares offered, as of the date of this prospectus, for resale by this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock.



We do not anticipate paying dividends common stock in the foreseeable future.

       We intend to retain future earnings, if any, to fund our operations and expansion of our business. In addition, our expected continuing operational losses and our Series C preferred stock will limit legally our ability to pay dividends on our common stock. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our board's right to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

       Our board of directors currently has the right, with respect to the 2,571,625 shares of our preferred stock not designated as our Series C preferred stock, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. The sole limitation is that the rights of the holders of any new series of preferred stock must be junior to those of the holders of the Series C preferred stock with respect to dividends, upon redemption and upon liquidation. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of our company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our company which a majority of our then holders of our common stock otherwise favor.

       Our certificate of incorporation also provides for a classified board -- one third of the directors to be elected each year. Accordingly, at least two successive annual elections will ordinarily be required to replace a majority of the directors in order to effect a change in management. Thus, the classification of the directors may frustrate a takeover attempt which a majority of our then holders of our common stock believe to be in the best interest of our company.

       These are the only two provisions in our certificate of incorporation or bylaws which could be used by us as an anti-takeover device. In addition, the obligation to comply with the procedures of Section 203 of the Delaware corporate statute, which governs our company, may discourage certain potential acquirors which are unwilling to comply with its provisions. Section 203 prohibits a Delaware corporation such as our company from entering into a business combination (for example, a merger or consolidation or sale of assets of the corporation having an aggregate market value equal to 10% or more of all of its assets) for a period of three years after a stockholder becomes an "interested stockholder." An interested stockholder is defined as being the owner of 15% or more of the outstanding voting shares of the corporation. There are exceptions to its applicability including our board of directors approving either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. At a minimum we believe such statutory requirements may require the potential acquirer to negotiate the terms with our directors. We believe that will be beneficial to our stockholders.

                                 Use of Proceeds

       We will not receive any proceeds upon the subsequent sales by the selling stockholders of the 5,939,644 shares of our common stock offered by this prospectus. If the common stock purchase warrants outstanding as of the date of this prospectus to purchase an aggregate of 3,191,684 shares of our common stock held by the selling stockholders and offered for resale pursuant to this prospectus are exercised in their entirety, we will receive $9,621,315 upon such exercises. Because of the uncertainty as to when and if any of these warrants will be exercised and as to which "cashless" exercises will be made, we intend to use any proceeds from these exercises for working capital purposes.

                                                           Material Changes

April 2002 Private Placement

       (1)   General

       On April 2, 2002, we sold 272 units, at $37,500 per unit, to eight accredited investors. Each unit consisted of 10,000 shares of our common stock and a common stock purchase warrant expiring April 1, 2007 to purchase 2,000 shares of our common stock at $4.50 per share. We realized $9,554,062 in net proceeds from the private placement. We have closed this offering and no further units will be offered.

       (2)   Investor Warrants

       A copy of the form of warrant sold to investors was filed as an exhibit to the registration statement of which this prospectus constitutes part I. In addition to your reading the following description of its material terms and conditions, you may wish to read this exhibit. To obtain a copy, your attention is directed to "Incorporation of Certain Information by Reference" in this prospectus.

       These investor warrants expire April 1, 2007 and are initially exercisable at $4.50 per share. The exercise price and the number of shares of our common stock are subject to adjustment in the event of a stock dividend, a stock split, a re-organization, a recapitalization or a combination or subdivision of our common stock or a similar event.

       If all of the investor warrants were exercised, we would issue an aggregate of 544,000 shares of our common stock.

       (3)   Compensatory Warrants

       We were obligated, pursuant to our Registration Rights Agreement dated as of April 1, 2002 with the investors in the private placement, to file the registration statement of which this prospectus constitutes part I by May 3, 2002. In default of such obligation, we were required to issue to each investor a warrant to purchase 4% of the number of shares of our common stock purchased by each investor for each 30-day period thereafter. Because we first filed the registration statement on July 22, 2002, we have issued compensatory warrants to the investors to purchase an aggregate of 326,400 shares of our common stock. The delay in filing was due to the fact that current financial statements required for the filing (i.e., for the fiscal year ended March 31, 2002) did not become available for filing until July 12, 2002. The exercise price of these warrants ($4.50 per share), their expiration date (April 1, 2007) and other terms are the same as for the investor warrants described in (2) above.

       (4)   Placement Agent's Warrants

       A copy of the form of the warrant we initially issued to Gruntal & Co., L.L.C. as placement agent was filed as an exhibit to the registration statement of which this prospectus constitutes part I. In addition to your reading the following description of its material terms and conditions, you may wish to read this exhibit. To obtain a copy, you attention is directed to "Incorporation of Certain Information by Reference" in this prospectus.

       In consideration of its services as placement agent in our seventh private placement closed in April 2002, Gruntal & Co., L.L.C., then a broker-dealer registered under the Securities Exchange Act of 1934, was to receive warrants to purchase an aggregate of 185,500 shares of our common stock. However, it exercised its right to assign warrants to purchase an aggregate of 92,750 shares of our common stock to various of its then affiliates, all of whom are listed as selling stockholders in the list beginning on page 32 of this prospectus. We also paid Gruntal & Co., L.L.C. a cash fee of $645,938 for its services. Subsequently, Gruntal & Co., L.L.C. sold its business assets to Ryan, Beck & Co., LLC, also a broker-dealer registered under the Securities Exchange Act of 1934. Gruntal & Co., L.L.C., however, retained its warrant to purchase 92,750 shares. In addition, we issued a similar warrant to purchase 25,000 shares of our common stock to Wells Fargo Van Kasper LLC, also a broker-dealer registered under the Securities Exchange Act of 1934 which was the placement agent in our sixth private placement closed in June and September 2001, in consideration of its waiver of its claim to participate in our seventh private placement. In addition, we paid such firm a cash fee of $75,000.

       These warrants expire April 2, 2007 and are initially exercisable at $4.50 per share. The exercise price and the number of shares of our common stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of our common stock or a similar event.

       These warrants may be exercised on a "cashless" basis. In a cashless exercise the holder is entitled to receive shares of our common stock having a market value equal to the net exercise value of the portion of the warrant being exercised. The holder makes no cash payment to exercise the warrant. These warrants specify the manner of calculating the number of shares of our common stock issuable in a "cashless" exercise.

       If all of these warrants are exercised, we would issue an aggregate of 210,500 shares of our common stock. Plan of Distribution

Eligible Shares

       The selling stockholders will re-offer, pursuant to this prospectus, shares of our common stock which we:

       o sold to eight of the selling stockholders in a private placement which we closed on April 2, 2002,

       o shall issue upon the exercises of common stock purchase warrants expiring April 1, 2007 (These warrants were initially issued to the eight investors in the private placement as part of units with the shares of our common stock),

       o shall issue upon the exercises of common stock purchase warrants expiring April 1, 2007 which we issued to the eight investors as compensation for our failure to accomplish a registration objective,

       o shall issue upon the exercises of common stock purchase warrants expiring April 2, 2007 issued to (1) one of the selling stockholders as partial payment of a placement agent fee in the private placement and then partially assigned to other selling stockholders who were, at the date of assignment, affiliated with it in some capacity and (2) one of the selling stockholders in consideration of its waiving its claim to participate in the private placement as the placement agent,

       o shall issue upon the exercises of common stock purchase warrants with expiration dates ranging from January 7, 2003 to January 29, 2007 and exercise prices ranging from $.50 to $4.77 per share granted by us for reasons other than the private placement, or

       o sold upon the partial exercises of three of the warrants granted by us for reasons other than the private placement.

       The term "selling stockholders" as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our common stock received after the date of this prospectus from one or more of the selling stockholders named in the list commencing on page 32 as a pledge, gift, partnership distribution or other non-sale related transfer.

Warrant Shares

       Certain of the selling stockholders are offering pursuant to this prospectus an aggregate of 3,191,684 shares of our common stock when and if they exercise the following warrants:

       o warrants which we issued to the investors in our seventh private placement in April 2002 (an aggregate of 544,000 shares), warrants which we issued to the investors as compensation (an aggregate of 326,400 shares),

       o warrants which we issued to the placement agent, its assignees and a former placement agent (an aggregate of 210,500 shares), and

       o warrants which we issued to others not in connection with our seventh private placement (an aggregate of 2,110,784 shares).

       For certain information as to the investor warrants, we direct your attention to the section entitled "April 2002 Private Placement - (2) Investor Warrants" under the caption "Material Changes" in this prospectus.

       For certain information as to the placement agent's warrants, we direct your attention to the section "April 2002 Private Placement - (3) Placement Agent's Warrants" under the caption "Material Changes" in this prospectus.

       Jonathan J. Pallin (306,289 shares), the Estate of Herman Sandler (150,000 shares), Samuel L. Pallin (200,000 shares) and Daniel Pallin (10,000 shares), as selling stockholders, are offering, pursuant to this prospectus, an aggregate of 666,289 shares of our common stock when and if they exercise warrants expiring January 7, 2003 at $.50 per share. These selling stockholders received these warrants from the original grantee, Meadow Lane Partners, LLC, upon its liquidation. We granted this warrant in January 1998 to Meadow Lane Partners, LLC to correct an error made by our former parent, Substance Abuse Technologies, Inc., as to the amount of loans which it had made to us. We had paid these loans by issuing 2,075,306 additional shares of our common stock to our former parent. As of September 30, 1997, our former parent owned 5,575,306 shares, or 76.4% of our then outstanding shares, of our common stock. On October 29, 1997, our former parent, with the approval of its bankruptcy court, sold this controlling interest to Meadow Lane Partners, LLC. Because our former parent had previously incorrectly reported to us the amount of our indebtedness to it, we had not issued an additional 666,289 shares to our former parent in payment of this indebtedness. Accordingly, its purchaser Meadow Lane Partners, LLC received, on its purchase from our former parent, less shares than it was entitled to receive. The warrant granted in January 1998 not only corrected this deficiency, but gave us the opportunity, if the warrants were exercised, to realize $333,144 we would not have otherwise received.

       General Conference Corporation of Seventh-day Adventists, our largest stockholder and a selling stockholder, is offering, pursuant to this prospectus, 500,000 shares of our common stock when and if it exercises at $3.25 per share a warrant expiring January 29, 2007. In January 2002, we granted this warrant to this selling stockholder as additional consideration for its making a bridge loan to us of $1,500,000 until certain funds from our sixth private placement in June and September 2001 were released to us from escrow.

       Seven of the selling stockholders are offering, pursuant to this prospectus, an aggregate of 328,450 shares of our common stock when and if they exercise warrants expiring January 20, 2004 at $2.41 per share. They or their transferors received their warrants for their services as finders in our fourth private placement in January 1999. These selling stockholders are: The Gramercy Partnership, L.L.C. (144,338 shares), Charles Dargan (56,000 shares), Ira Jay Mitchell (50,000 shares), Andreas O. Tobler (22,475 shares), Rene Kunz (10,825 shares), Cornerstone Financial Co., L.L.C. (4,812 shares) and Steven A. Kriegsman d/b/a The Kreigsman Group (40,000 shares). Mr. Tobler, Ms. Kunz and Cornerstone Financial Co., L.L.C. are assignees of Online Capital GmbH. Mr. Tobler is also offering 10,000 shares of our common stock received upon the partial exercise of his warrant. Ambient Capital Group, Inc. also received a similar warrant as a finder to purchase 10,000 shares. However, Ambient Capital Group, Inc. subsequently assigned such warrant to Pak Choi (1,000 shares), Ivy Fredericks (1,000 shares), Arthur Laffer (270 shares), Gary M. Post (6,480 shares) and James Somes (1,250 shares), all of whom are listed as selling stockholders. Ms. Fredericks subsequently exercised her warrant.

       In April 1995, we granted a warrant expiring April 7, 2003 to purchase 20,000 shares at $1.00 per share to Ambient Capital Group, Inc. for investor relations services to the Company in conjunction with The Kriegsman Group. Ambient Capital Group, Inc. subsequently assigned part of such warrant to Pak Choi as to 2,000 shares. Mr. Choi subsequently exercised such warrant and is listed as a selling stockholder for these 2,000 shares. Ambient Capital Group, Inc. also assigned part of the warrant as to 12,960 shares to Gary M. Post, who subsequently exercised and is listed as a selling stockholder for these shares. In addition, Ambient Capital Group, Inc. assigned part of the warrant as to 2,000 shares to Ivy Fredericks, who subsequently exercised and is listed as a selling stockholder. Ambient Capital Group, Inc. also assigned the balance of the warrant as follows: Arthur Laffer (540 shares), Mary McKellar (2,000 shares) and James Somes (500 shares), all of whom are listed as selling stockholders.

       In August 2001, we granted to Gruntal & Co., L.L.C., then a broker-dealer registered under the Securities Exchange Act of 1934, a warrant expiring August 8, 2006 to purchase 150,000 shares at $3.50 per share for investment banking and other financial services in 2001. However, it exercised its right to assign warrants to purchase an aggregate of 75,000 shares to various of its then affiliates, all of whom are listed as selling stockholders. Subsequently, the business assets of Gruntal & Co., L.L.C. were sold to Ryan, Beck & Co., LLC., also a broker-dealer registered under the Securities Exchange Act of 1934. Gruntal & Co., L.L.C., however, retained its warrant to purchase 75,000 shares.

       Venture Merchant Group, a selling stockholder, is offering, pursuant to this prospectus, 250,000 shares of our common stock when and if it exercises at $4.17 per share a warrant expiring September 6, 2006. In September 2001, we granted this warrant to this selling stockholder as compensation for its services in helping us secure CMI, Inc. as a strategic partner to market our product to the law enforcement market in the United States and Canada.

       Burrill & Company, a selling stockholder, is offering, pursuant to this prospectus, 124,980 shares of our common stock when and if it exercises a warrant expiring November 30, 2003 at $1.15 per share. On December 1998, we granted this warrant to this selling stockholder as compensation for its services, prior to our engagement of Venture Merchant Group, in attempting to secure strategic partners for our product.

       Alan Stone & Company, a selling stockholder, is offering, pursuant to this prospectus, 30,000 shares of our common stock when and if it exercises a warrant expiring April 15, 2004 at $1.97 per share. In April 1999, we granted this warrant to this selling stockholder as compensation for its public relations services on our behalf.

       Finova Capital Corporation, a selling stockholder, is offering, pursuant to this prospectus, 44,025 shares of our common stock when and if it exercises a warrant expiring August 23, 2005 at $4.77 per share. In August 2000, we granted this warrant to this selling stockholder as additional compensation pursuant to its then equipment leasing arrangement with our company.

       Lonna Williams, a selling stockholder, is offering, pursuant to this prospectus, 5,000 shares of our common stock when and if she exercises a warrant expiring March 19, 2003 at $.50 per share. In March 1998, we granted this warrant to this selling stockholder as compensation for her services as a consultant to us on product marketing matters.

Distribution Method

       All of the selling stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our common stock (an aggregate of 5,830,844 shares as of the date of this prospectus) on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the selling stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As of the date of this prospectus, none of the shares of our common stock being offered pursuant to this prospectus had met the one-year holding requirement to become eligible for sale pursuant to Rule 144 under the Securities Act of 1933. On July 17, 2002, the closing sales price as reported on the American Stock Exchange was $2.22 per share.

       The selling stockholders will act independently of each other. They may sell the shares of our common stock pursuant to this prospectus by one or more of the following methods, without limitation:

              (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

              (b) purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this prospectus;

              (c) ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for, purchasers; or

              (d) face-to-face transactions between the selling stockholder and purchasers without a broker-dealer.

       In effecting sales, a broker-dealer engaged by a selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts which will be negotiated immediately prior to sale. This compensation to a particular broker-dealer might be in excess of customary commissions for routine market transactions. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, a purchase by a broker or dealer, or any special offering other than an underwritten offering, we shall file a post-effective amendment to this registration statement to amend the prospectus. In such amendment we shall disclose (a) the name of each broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction.

       From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in, or transfer or assign, some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, and the transferees and assignees shall, be deemed to be selling stockholders for the purpose of this prospectus. The number of shares of our common stock beneficially owned by a selling stockholder who or which so transfers, pledges or assigns will decrease as and when the selling stockholder takes such actions. The plan of distribution for the selling stockholder's shares of our common stock sold hereunder will otherwise remain unchanged by reason of a transfer, pledge or assignment. In addition, a selling stockholder may, from time to time, sell short our common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of our common stock offered hereby may be used to cover such short sales.

       A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder. This may occur in connection with distributions of shares of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with a broker-dealer that involve the delivery of shares of our common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer the shares of our common stock. A selling stockholder may also loan or pledge shares of our common stock to a broker-dealer. The broker-dealer may then sell the shares of our common stock so loaned or, upon a default, may sell or otherwise transfer the pledged shares of our common stock.

       In order to comply with the securities laws of some states, the shares of our common stock will have to be sold for a selling stockholder in those jurisdictions only through registered or licensed brokers or dealers.

       We have advised the selling stockholders of the requirement under the Securities Act of 1933 that each of them, or any broker-dealer acting for him, she or it, must deliver a copy of this prospectus in connection with any resale by such selling stockholder of shares of our common stock under this prospectus. We have furnished copies of this prospectus to the American Stock Exchange so that, only with respect to a sale made on the American Stock Exchange, the selling stockholder or its broker-dealer will not have to deliver a copy of this prospectus to the purchaser.

       We have also undertaken, if, in the future in our opinion, this prospectus no longer complies with Section 10(a)(3) of the Securities Act of 1933, to advise the selling stockholders of this opinion, to request that the selling stockholders cease use of this prospectus and to confirm our then intention to amend this registration statement in order to effect such compliance.

       Any investor who or which purchased at least 200 units in the April 2002 private placement has the right to select an underwriter (reasonably acceptable to us) to sell for whichever selling stockholders so desire. In the event of such a request, we shall file a post-effective amendment to the registration statement so that a new amended prospectus will become available describing the underwritten offering, whether on a firm commitment or best efforts basis. As of the date of this prospectus, we have received no such request.

Miscellaneous

       We have also advised each of the selling stockholders that a court may determine at a later date that he, she or it is an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933. In such event the selling stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act of 1933 if there are any defects in this registration statement (i.e., material misstatements or omissions). We have also advised them that they may be found liable under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 for such material misstatements or omissions, if any.

       We and the selling stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the selling stockholders of an aggregate, as of the date of this prospectus, of 5,939,644 shares of our common stock offered by this prospectus will comply with the requirements of the federal securities laws, including Regulation M.

       In general, Rule 102 under Regulation M prohibits any selling stockholder or a broker-dealer acting for such selling stockholder from, directly or indirectly, bidding for, or purchasing, any shares of our common stock, or attempting to induce any person to bid for, or to purchase, shares of our common stock during a restricted period (as such term is defined in Rule 100) which ends when he, she or it has completed his, her or its participation in a distribution of shares in an offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the selling stockholder, including exercising a stock option or warrant. For purposes of the Rule, exercise of an investor warrant, a placement agent's warrant or a finder's warrant would be excepted.

       We are bearing all costs relating to the registration of the shares of our common stock offered by this prospectus. Any commissions, discounts or other fees payable to broker-dealer in connection with any sale of shares of our common stock will be borne by the selling stockholder selling such shares.

                              Selling Stockholders

       The next following table for each selling stockholder indicates as of the date of this prospectus:

       o  the name of the selling stockholder,

       o the number of shares of our common stock beneficially owned as of June 30, 2002,

       o the number of shares of our common stock to be offered pursuant to this prospectus, and

       o the number of shares of our common stock to be beneficially owned if all of the shares to be offered pursuant to this prospectus are sold.

The table also indicates the percentage of beneficial ownership before and after the proposed sales. During the past three years, none of the selling stockholders had any position, office or other material relationship with us, except as a stockholder and except that Jonathan J. Pallin served as a director of the Company until March 3, 2000.

       The selling stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the next following table, an aggregate of 5,939,644 shares of our common stock, as follows:

              (1) an aggregate of 2,720,000 shares we sold as part of units in the private placement we closed in April 2002 and an aggregate of 27,960 shares we issued upon the exercises of five warrants.

              (2) an aggregate of 3,191,684 shares we shall issue upon the exercises of

                   o our investor warrants to purchase an aggregate of 544,000 shares,

                   o our compensatory warrants to purchase an aggregate of 326,400 shares,

                   o our placement agent's warrants to purchase an aggregate of 210,500 shares and

                   o other warrants to purchase an aggregate of 2,110,784 shares.


       The percentages of beneficial ownership reported in the next following table are based upon 35,626,090 shares of our common stock which were outstanding on June 30, 2002. Effect is given, where applicable, pursuant to Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, to shares issuable upon the conversion of shares of our Series C preferred stock and exercises of warrants which were exercisable as of June 30, 2002 or within 60 days of such date.

       Each of the following symbols as used in the following table shall have the meaning assigned to it as below:

   Symbol                                 Meaning

     US Shares of our common stock purchased as part of units in our private placement.

     IW Shares of our common stock issuable upon exercise of our investor warrants purchased as part of units in our private placement.

     CW Shares of our common stock issuable upon exercise of warrants which we issued to the investors as compensation.

     PW Shares of our common stock issuable upon exercise of warrants initially issued for placement agent services in connection with our private placement.

     OW Shares of our common stock issuable upon exercise of other warrants.

     OS Shares of our common stock beneficially owned by the selling stockholders acquired other than in connection with our private placement in April 2002.

     TS        The total of all of the foregoing shares of our common stock.


Where a particular symbol is not shown for the selling stockholder, he, she or it does not own shares falling in that category.


                                                     Table of Selling Stockholders

                                                                                                       Beneficial
                                                       Number of Shares                                Ownership
Name of                                           Before                          After        Before             After
Selling Stockholder                                Sale           Offered          Sale         Sale               Sale
SAFECO Common Stock Trust              US     1,300,000          1,300,000          0
SAFECO Growth Opportunities Fund       IW       260,000            260,000          0
(1)                                    CW       156,000            156,000          0
                                       TS     1,716,000          1,716,000          0           4.8%                0

SAFECO Resource                        US        700,000           700,000          0
Series Trust                           IW        140,000           140,000          0
SAFECO Growth                          CW         84,000            84,000          0
Opportunities Portfolio (2)            TS        924,000           924,000          0           2.6%                0

AIM Small Cap Equity                   US        400,000           400,000          0
  Fund (3)                             IW         80,000            80,000          0
                                       CW         48,000            48,000          0
                                       TS        528,000           528,000          0           1.5%                0

Vertical Ventures                      US        140,000           140,000          0
 Investments, LLC (4)                  IW         28,000            28,000          0
                                       CW         16,800            16,800          0
                                       TS        184,800           184,800          0           nil                 0

Belmont Park Investments, Inc. (5)     US          70,000           70,000          0
                                       IW          14,000           14,000          0
                                       CW           8,400            8,400          0
                                       TS          92,400           92,400          0           nil                 0

Russ Silvestri IRA                     US          60,000           60,000          0
                                       IW          12,000           12,000          0
                                       CW           7,200            7,200          0
                                       TS          79,200           79,200          0           nil                 0

Russ Silvestri                         US          40,000           40,000          0
                                       IW           8,000            8,000          0
                                       CW           4,800            4,800          0
                                       TS          52,800           52,800          0           nil                 0

Focus Fund, LP (6)                     US          10,000           10,000          0
                                       IW           2,000            2,000          0
                                       CW           1,200            1,200          0
                                       TS          13,200           13,200          0           nil                  0

Gruntal & Co., L.L.C. (7)              PW          92,750           92,750          0
                                       OW          75,000           75,000          0
                                       TS         167,750          167,750          0           nil                  0

Andrew Sadowsky (8)                    PW          27,000           27,000          0
                                       OW          16,000           16,000          0
                                       TS          43,000           43,000          0           nil                  0

Joseph Russo (8)                       PW          19,300           19,300          0
                                       OW          11,500           11,500          0
                                       TS          30,800           30,800          0           nil                  0

Howard Bochner (8)                     PW           5,500            5,500          0
                                       OW           4,000            4,000          0
                                       TS           9,500            9,500          0           nil                  0

David Bonomo (8)                       PW           4,500            4,500          0
                                       OW           3,000            3,000          0
                                       TS           7,500            7,500          0           nil                   0

Jack Schwartz (8)                      PW           2,000            2,000          0
                                       OW           1,500            1,500          0
                                       TS           3,500            3,500          0           nil                   0

Ryan Lane (8)                          PW           2,000            2,000          0
                                       OW           1,500            1,500          0
                                       TS           3,500            3,500          0           nil                   0

Jeffrey Kraws (8)                      PW          22,450           22,450          0
                                       OW          13,750           13,750          0
                                       TS          36,200           36,200          0           nil                   0

Karen Feinberg (8)                     PW           5,000            5,000          0
                                       OW           4,000            4,000          0
                                       TS           9,000            9,000          0           nil                   0

Gary Parton (8)                        PW           5,000            5,000          0
                                       TS           5,000            5,000          0           nil                   0

John Putman (8)                        OW          13,750           13,750          0
                                       TS          13,750           13,750          0           nil                   0

Daniel Owczarski (8)                   OW           6,000            6,000          0
                                       TS           6,000            6,000          0           nil                   0

Wells Fargo Van Kasper LLC (9)         PW          25,000           25,000          0
                                       OW         444,792                0    444,792
                                       TS         469,792           25,000    444,792          1.3%                   1.2%

General Conference Corporation of      OW       1,073,424          500,000    573,424
Seventh-day Adventists (10)            OS       6,474,080                0  6,474,080
                                       TS       7,547,504          500,000  7,047,504         20.3%                  19.0%

Estate of Herman Sandler (11)          OW         255,030          150,000    105,030
                                       OS         445,958                0    445,958
                                       TS         700,988          150,000    550,988          1.9%                   1.5%

Jonathan J. Pallin                     OW         306,289          306,289          0
                                       OS       2,434,100                0  2,434,100
                                       TS       2,740,389          306,289  2,434,100          7.6%                   6.8%

Samuel L. Pallin                       OW         200,000          200,000          0
                                       TS         200,000          200,000          0           nil                   0

Daniel Pallin                          OW          10,000           10,000          0
                                       TS          10,000           10,000          0           nil                   0

The Gramercy Partnership, L.L.C.       OW         240,500          144,338     96,162
(12)                                   TS         240,500          l44,338     96,162           nil                   nil

Charles Dargan                         OW          56,000           56,000          0
                                       TS          56,000           56,000          0           nil                   0

Ira Jay Mitchell                       OW          50,000           50,000          0
                                       OS         501,000                0    501,000
                                       TS         551,000           50,000    501,000          1.5%                  1.4%

Andreas O. Tobler (13)                 OW          22,475           22,475          0
                                       OS          10,000           10,000          0
                                       TS          32,475           32,475          0           nil                   0

Rene Kunz                              OW          10,825           10,825          0
                                       TS          10,825           10,825          0           nil                   0

Cornerstone Financial Co.              OW           4,812           4,812           0
L.L.C. (14)                            TS           4,812           4,812           0           nil                   0

Steven A. Kriegsman, d/b/a             OW          40,000          40,000           0
The Kriegsman Group (15)               TS          40,000          40,000           0            0                    0

Pak Choi                               OW           1,000           1,000           0
                                       OS           2,000           2,000           0
                                       TS           3,000           3,000           0           nil                   0

Ivy Fredericks                         OS           3,000           3,000           0
                                       TS           3,000           3,000           0           nil                   0

Arthur Laffer (16)                     OW             810             810           0
                                       TS             810             810           0           nil                   0

Mary McKellar                          OW           2,000            2,000          0
                                       TS           2,000            2,000          0           nil                   0

Gary M. Post                           OW           6,480            6,480          0
                                       OS          12,960           12,960          0
                                       TS          19,440           19,440          0           nil                   0

James Somes                            OW           1,750            1,750          0
                                       TS           1,750            1,750          0           nil                   0

Venture Merchant Group (17)            OW         312,500          250,000     62,500
                                       OS          62,500                0     62,500
                                       TS         375,000          250,000    125,000           1.0%                   Nil

Burrill & Company (18)                 OW         124,980          124,980          0
                                       TS         124,980          124,980          0            nil                   0

Alan Stone & Company, LLC (19)         OW          30,000           30,000          0
                                       TS          30,000           30,000          0            nil                   0

Finova Capital Corp.  (20)             OW          44,025           44,025          0
                                       TS          44,025           44,025          0            nil                   0

Lonna Williams                         OW           5,000            5,000          0
                                       TS           5,000            5,000          0            nil                   0

---------------------------------

       (1) This selling stockholder is a publicly-owned open-end mutual fund. No person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. SAFECO Asset Management Company ("SAFECO") is the registered investment advisor for this mutual fund. Thomas Maguire, SAFECO's Vice President, is the individual who currently makes the day-to-day investment decisions for this selling stockholder with respect to, and votes, any shares which this selling stockholder owns in our company, subject to overall authority of the board of directors of this selling stockholder. SAFECO and Mr. Maguire each disclaim any beneficial ownership of the shares of our common stock reported in the table for this selling stockholder.

           SAFECO has two affiliates which are broker-dealers registered under the Securities Exchange Act of 1934. However, neither participated in our private placement in which this selling securityholder acquired our securities.

       (2) This selling stockholder is a publicly-owned open-end mutual fund. No person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. SAFECO Asset Management Company ("SAFECO") is the registered investment advisor for this mutual fund. Thomas Maguire, SAFECO's Vice President, is the individual who currently makes the day-to-day investment decisions for this selling stockholder with respect to, and votes, any shares which this selling stockholder owns in our company, subject to overall authority of the board of directors of this selling stockholder. SAFECO and Mr. Maguire each disclaim any beneficial ownership of the shares of our common stock reported in the table for this selling stockholder.

           SAFECO has two affiliates which are broker-dealers registered under the Securities Exchange Act of 1934. However, neither participated in our private placement in which this selling securityholder acquired our securities.

       (3) This selling stockholder is a publicly-owned open-end mutual fund. No person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. AIM Funds Group ("AIM") is the registered investment advisor for this mutual fund. AIM's proxy voting committee, of which Lisa A. Moss is currently the chairperson, will vote the shares of our common stock reported in the table. Paul J. Rasplica and Ronald S. Sloan, each a portfolio manager, share investment power with respect to such shares. Such voting and investment powers are subject to the overall authority of the board of directors of this selling stockholder. AIM, the named individuals and the other members of the proxy voting committee each disclaims any beneficial ownership of the shares of our common stock reported in the table for this selling stockholder.

       (4) Josh Silverman, as a manager/member of this selling stockholder, has voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. However, he disclaims being the sole beneficial owner of these shares.

       (5) David Sims and Lamberto Banchetti, each a director of this selling stockholder, share voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and offered by this selling stockholder. Accordingly, each may be deemed a beneficial owner of these shares as a result of possessing these powers. However, each disclaims being a beneficial owner of the shares.

       (6) Stefan Cobb, as the Managing Member of this selling stockholder, has voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. However, he disclaims being the sole beneficial owner of these shares.

       (7) This selling stockholder was, at the date of its acquisition of the two warrants described in this note, a broker-dealer registered under the Securities Exchange Act of 1934 and no person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. The shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder reflect (a) shares issuable upon the exercise of a placement agent's warrant which we granted to this selling stockholder in partial payment of a finder's fee in connection with our seventh private placement in April 2002 and (b) shares issuable upon the exercise of a warrant expiring August 8, 2006 granted to this selling stockholder for other investment banking and financial services. We granted this selling stockholder the placement agent's warrant and the other warrant in the ordinary course of its business. At the time of the acquisition of these warrants, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the underlying shares reported in the table as being offered pursuant to this prospectus.

       (8) This selling stockholder was, at the date of assignment of the warrant to him or her, an affiliate of Gruntal & Co., L.L.C., which, as indicated in Note (7), was a registered broker-dealer. Each is an assignee from such former broker-dealer of one or both of the warrants described in Note (7). At the time of assignment of the relevant warrant or warrants to this selling stockholder, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table as being offered pursuant to this prospectus.

       (9) This selling stockholder is a broker-dealer registered under the Securities Exchange Act of 1934 and no person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. The shares of our common stock reported in the table as being beneficially owned by this selling stockholder reflect (a) shares issuable upon the exercise of warrants expiring June 19, 2007 and September 27, 2007 which we issued to this selling stockholder as partial payment for its services as placement agent in our sixth private placement in June and September 2001 and (b) shares issuable upon the exercise of a placement agent's warrant which we granted to this selling stockholder in connection with our seventh private placement in April 2002. This selling stockholder is offering pursuant to this prospectus only the shares issuable upon the exercise of the warrant described in (b). At the time of acquisition of this warrant, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the underlying shares reported in the table as being offered pursuant to this prospectus. This selling stockholder is also offering the shares described in (a) pursuant to another registration statement of our company.

      (10) No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G) controls this selling stockholder. The governing board of this selling stockholder delegates investment authority over owned and trustee funds through various committees to the General Conference Investment Office, which is led by an Associate Treasurer of this selling stockholder (currently Gary DeBoer is assigned with respect to us). Day-to-day responsibility with respect to each issuer in which this selling stockholder makes an investment (including us) is delegated to one or more portfolio managers (currently Kenneth Rasmussen is assigned with respect to us). They may vote our shares or execute investment decisions with respect to our securities, but only within the guidelines or policies authorized by the governing board or one of the governing committees. The shares of our common stock reported in the table as being beneficially owned, as of June 30, 2002, by this selling stockholder and not being offered pursuant to this prospectus reflect (a) an aggregate of 6,023,129 shares acquired by this selling stockholder and its affiliate in prior private placements of our company, through a gift and in open market purchases; (b) 240,000 shares issuable upon the exercise of two warrants expiring February 28, 2005 also acquired by this selling stockholder and its affiliate in our fourth private placement in February 2000; and (c) securities acquired as a result of our sixth private placement in June 2001, as follows: (i) 333,424 shares issuable upon the conversion of 28,571 shares of our Series C preferred stock, (ii) 333,424 shares issuable upon the exercise of a common stock purchase warrant expiring June 19, 2006, (iii) an aggregate of 33,617 shares issued, and an aggregate of 66,410 shares estimated to be issuable, to this selling stockholder upon the redemption of premium with respect to the shares of our Series C preferred stock and (iv) 12,500 shares which we issued in May 2002, and 5,000 shares which we estimated to be issued, as compensatory payments pursuant to our registration rights agreement with the investors in this private placement through May 15, 2002. This selling stockholder is also offering (x) 240,000 of the shares described in (a) and 240,000 of the shares described in
           (b) pursuant to another registration statement of our company and (y) all of the shares described in (c) (except those described in clause
           (iv)) pursuant to a third registration statement of our company.

      (11) The late Mr. Sandler was an affiliate of a broker-dealer registered under the Securities Exchange Act of 1934. He acquired the common stock purchase warrant expiring January 7, 2003 in the ordinary course of his personal business and not that of the broker-dealer. At the time of the acquisition of this security, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table as being offered pursuant to this prospectus. The shares of our common stock reported in the table as being beneficially owned, as of May 31, 2002, by this selling stockholder and not being offered pursuant to this prospectus reflect
           (a) 300,000 shares acquired by the late Mr. Sandler upon the exercise of a common stock purchase warrant and (b) securities acquired as a result of our sixth private placement in September 2001, as follows:
           (i) 105,030 shares issuable upon the conversion of 9,000 shares of our Series C preferred stock, (ii) 105,050 shares issuable upon the exercise of a common stock purchase warrant expiring September 27, 2006, (iii) an aggregate of 31,509 shares issued or estimated to be issuable to this selling stockholder upon the redemption of premium with respect to the shares of our Series C preferred stock, (iv) 1,544 shares issued as compensation for the delay in closing his tranche of the private placement and (v) 7,875 shares which we issued in May 2002, or estimated to be issued, as compensatory payments pursuant to our registration rights agreement with the investors in this private placement through May 15, 2002. This selling stockholder is offering the shares described in (b) (except for those described in clause (v)) pursuant to another registration statement of our company. The late Mr. Sandler was a brother of Paul Sandler, a director of our company.

      (12) Sam Pai holds the largest membership interest in the limited liability company which is this selling stockholder. As manager, he has sole voting and investment powers with respect to the shares reported in the table as beneficially owned by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as the result of possessing these powers. However, he disclaims being the sole beneficial owner of these shares. Other members would have an interest in the proceeds of any sale of the shares of our common stock offered pursuant to this prospectus when and if the warrant expiring January 20, 2004 is exercised. This selling stockholder is offering the remaining 96,162 shares reported in the table as being beneficially owned and not being offered pursuant to this prospectus in another registration statement of our company. These 96,162 shares are issuable upon the exercise of a warrant expiring March 13, 2005.

      (13) This selling stockholder is an affiliate of a broker-dealer registered under the Securities Exchange Act of 1934. He acquired from Online Capital GmbH our warrant expiring January 20, 2004 for 32,475 shares of our common stock, which he partially exercised as to 10,000 shares, in the ordinary course of his business and not that of the broker-dealer. At the times of exercise and acquisition of the warrant, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table as being offered pursuant to this prospectus.

      (14) Each of Rose-Marie Fox and Renato Strauss share voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, they disclaim being the beneficial owners of these shares.

      (15) The shares of our common stock being offered by this selling stockholder pursuant to the prospectus are issuable upon the exercise of a warrant expiring January 19, 2004 which we granted to him in partial payment of a finder's fee in January 1999. Mr. Kriegsman is affiliated with a broker-dealer registered under the Securities Exchange Act of 1934. We granted the finder's warrant to this selling stockholder in the ordinary course of his business and not that of the broker-dealer with which he is affiliated. At the time of acquisition of this finder's warrant, this selling stockholder did not have any agreements or understandings, directly or indirectly, with any person to distribute the underlying shares.

      (16) This selling stockholder is an affiliate of a broker-dealer registered under the Securities Exchange Act of 1934. He acquired from Ambient Capital Group, Inc. a warrant expiring April 7, 2003 to purchase 540 shares of our common stock and a warrant expiring January 20, 2004 to purchase 270 shares of our common stock. He acquired the two warrants in the ordinary course of his business and not that of the broker-dealer. At the times of acquisition of the warrants, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table as being offered pursuant to this prospectus.

      (17) Todd Morrill, as the Managing Director of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. However, he disclaims being the sole beneficial owner of these shares. Of the shares reported in the table as being beneficially owned by this selling stockholder, this selling stockholder is offering 62,500 outstanding shares and 62,500 shares issuable upon the exercise of a warrant expiring June 30, 2004 in another registration statement of our company.

      (18) G. Steven Burrill, as the Chief Executive Officer of this selling stockholder which is a private merchant bank, has sole voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers.

      (19) Alan Stone, as the Managing Director of this selling stockholder, has sole voting power with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing this power.

      (20) Lawrence S. Herschfield, as the President and Chief Executive Officer of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. However, he disclaims being the beneficial owner of these shares.

         Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth, as of June 30, 2002, certain information with respect to (1) any person known to us who or which beneficially owned more than 5% of our common stock, (2) each director of our company, (3) our Chief Executive Officer and (3) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised us that he or she has sole voting and investment power as to the shares of our common stock, except that, until a common stock purchase warrant or a stock option is exercised, there is no voting right.



                                                                   Number of Shares of            Percentage of
                                                                   Common Stock Beneficially      Common Stock Beneficially
Name and Address of Beneficial Owner                               Owned                          Owned (1)

General Conference Corporation of Seventh-day Adventists.........       7,547,504 (2)                  20.3%
12501 Old Columbia Pike
Silver Spring, MD  20804-6600

Jonathan J. Pallin...............................................       2,740,389 (3)                  7.6%
722 Starlight Heights Drive
La Canada, CA  91011

Linda H. Masterson (4)...........................................       2,001,658 (5)                  5.6%
1205 South Dupont Street
Ontario, CA  91761

Peter S. Gold (6)................................................         921,646 (7)                  2.6%
1205 South Dupont Street
Ontario, CA 91761

Paul Sandler (6).................................................         478,255 (8)                  1.3%
1205 South Dupont Street
Ontario, CA 91761

Charles J. Casamento (6).........................................          11,034 (9)                   nil
1205 South Dupont Street
Ontario, CA  91761

Stan Yakatan (6).................................................          11,034 (9)                   nil
1205 South Dupont Street
Ontario, CA 91761

All directors and executive......................................       3,856,433 (10)                  10.5%
Officers as a group (8 persons)






___________________



       (1) The percentages computed in this column of the table are based upon 35,626,090 shares of our common stock which were outstanding on June 30, 2002. Effect is given, pursuant to Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, to shares issuable upon the exercise of common stock purchase warrants and stock options currently exercisable or exercisable within 60 days of June 30, 2002 and to the shares issuable upon the conversion of shares of our Series C preferred stock, all of which shares are currently convertible.

       (2) The shares of our common stock reported in the table include (a) 240,000 shares issuable upon the exercise by this holder and its affiliate at $3.00 per share of a common stock purchase warrant expiring February 28, 2005; (b) 333,424 shares issuable upon the conversion of 28,571 shares of our Series C preferred stock; (c) 333,424 shares issuable upon the exercise as $3.00 per share of a common stock purchase warrant expiring June 19, 2006; (d) 500,000 shares issuable upon the exercise at $3.25 per share of a common stock purchase warrant expiring January 29, 2007; (e) 66,410 shares estimated to be issued upon redemption of premium with respect to the 28,571 shares of our Series C preferred stock; and (f) 12,500 shares issued, and 5,000 shares estimated to be issued, as compensatory shares.

       (3) The shares of our common stock reported in the table include an aggregate of 306,289 shares issuable upon the exercise at $.50 per share of four common stock purchase warrants expiring January 7, 2003.

       (4) A director of our company since May 31, 1996; effective August 1, 1996, our President; effective May 23, 1997, our Chief Executive Officer; and, effective June 16, 2000, our Chairman of the Board.

       (5) The shares of our common stock reported in this table as being beneficially owned by Ms. Masterson are held, or, following exercise, will be held by Robert P. Masterson and Linda H. Masterson, Trustees of Masterson Family Trust, dated September 23, 2000 and include (a) 6,992 shares issuable upon the exercise at $.50 per share of an option expiring June 29, 2008; (b) 22,500 shares issuable upon the exercise at $1.67 per share of an option expiring October 9, 2009;
           (c) 55,000 shares issuable upon the exercise at $6.00 per share of an option expiring October 19, 2010; and (d) 22,840 shares issuable upon the exercise at $3.17 per share of an option expiring December 6, 2011.

       (6) A director of the Company

       (7) The shares of our common stock reported in the table include (a) an aggregate of 200,000 shares issuable upon the exercise of two common stock purchase warrants expiring December 7, 2002, one for 100,000 shares exercisable at $.50 per share and the other exercisable at $1.00 per share; (b) 12,486 shares issuable upon the exercise at $1.81 per share of an option expiring April 15, 2009; (c) 5,828 shares issuable upon the exercise at $3.22 per share of an option expiring April 15, 2010; and (d) 3,332 shares issuable upon the exercise at $4.09 per share of an option expiring April 15, 2011.

       (8) The shares of our common stock reported in the table include (a) 12,486 shares issuable upon the exercise at $1.81 per share of an option expiring April 15, 2009; (b) 5,828 shares issuable upon the exercise at $3.22 per share of an option expiring April 15, 2010; (c) 3,921 shares issuable upon the exercise at $2.55 per share of an option expiring January 20, 2010; (d) 3,332 shares issuable upon the exercise at $4.09 per share of an option expiring April 15, 2011; and
           (e) 3,183 shares issuable upon the exercise at $3.77 per share of an option expiring December 14, 2010. The shares reported in the table also include (w) 105,030 shares issuable upon the conversion of 9,000 shares of our Series C preferred stock and (x) 105,030 shares issuable upon the exercise at $3.00 per share of a common stock purchase warrant expiring September 27, 2006, both of which securities being held in the name of PMLDSS Ltd., a family partnership of which Dr. Sandler is the President of the corporate general partner and, accordingly, may be deemed the beneficial owner of such securities. The table also reflects as beneficially owned (y) our estimate as to an aggregate of 22,432 shares to be issued to PMLDSS Ltd. upon the future redemptions of premium with respect to the shares of our Series C preferred stock and (z) 6,300 shares issued, and 1,575 shares estimated to be issued, to PMLDSS Ltd. as compensatory shares.

       (9) The shares of our common stock reported reflected in the table reflect (a) 8,118 shares issuable upon the exercise at $6.56 per share of an option expiring June 15, 2010 and (b) 2,916 shares issuable upon the exercise at $3.48 per share of an option expiring June 15, 2011.

       (10) The shares of our common stock reported in the table include (a) those issuable upon the exercise of the common stock purchase warrants and the options described in Notes (5), (7), (8) and (9) to the table; (b) an aggregate of 145,008 shares issuable to an executive officer upon his exercise at $.50 per share of two options expiring March 19, 2008 and one option expiring June 30, 2008; (c) 21,250 shares issuable to the same executive officer upon his exercise at $1.67 per share of an option expiring October 9, 2009;
           (d) 27,500 shares issuable to the same executive officer upon his exercise at $6.00 per share of an option expiring October 19, 2010;
           (e) 17,895 shares issuable to the same executive officer upon his exercise at $3.17 per share of an option expiring December 6, 2011;
           (f) 21,861 shares issuable to another executive officer upon her exercise at $1.81 per share of an option expiring April 15, 2009; (g) 21,861 shares issuable to the same executive officer upon her exercise at $1.87 per share of an option expiring November 16, 2009;
           (h) 6,253 shares issuable to the same executive officer upon her exercise at $4.35 per share of an option expiring December 14, 2010;
           (i) 11,395 shares issuable to the same executive officer upon her exercise at $3.17 per share of an option expiring December 6, 2011;
           (j) an aggregate of 42,478 shares issuable to a third executive officer upon his exercise at $4.81 per share of three options expiring August 24, 2010 and (k) 16,830 shares issuable to the same executive officer upon his exercise at $3.17 per share of an option expiring December 6, 2011.

                     Interests of Named Experts and Counsel

       The financial statements of LifePoint, Inc appearing in LifePoint, Inc.'s Annual Report (Form 10-K) for the year ended March 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

       The validity of the shares offered hereby will be passed upon for our company by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022.

                Incorporation of Certain Information by Reference

       We have filed the following documents with the Securities and Exchange Commission (the "Commission"). We incorporate them in this prospectus by this reference:

     (a) our Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

     (b)  our Form 10-Q/A filed on April 11,2002;

     (c)  our Current Report on Form 8-K filed on April 19, 2002;

     (d)  our Current Report on Form 8-K filed on July 17, 2002; and

     (e) the description of our common stock as contained in our Registration Statement on Form 8-A filed on April 18, 2000 under the Securities Exchange Act.

       All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to termination of the offering pursuant to this prospectus shall be deemed to be incorporated in this prospectus by reference. They shall be a part of this prospectus from the respective dates of filing of such documents.

       Any statement contained in an incorporated document or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any incorporated documents if not delivered with this prospectus. Requests for such copies should be directed to LifePoint, Inc., Attention: Michele A. Clark, Controller and Chief Accounting Officer, 1205 South Dupont Street, Ontario, CA 91761, telephone: (909) 418-3000.

       We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with such statute and the related regulations, we file reports, proxy and information statements and other information with the Commission. You may read and copy such reports, proxy and information statements and other information filed with the Commission (including this registration statement and all of its exhibits) at the following public reference facilities of the Commission:

                  450 Fifth Street, N.W.             Citicorp Center
                  Judiciary Plaza                    500 West Madison Street
                  Room 1024                          Suite 1400
                  Washington, D.C.  20549            Chicago, IL  60661

You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including our company (since May 17, 1996), that file electronically with the Commission at the following Web site address: http://www.sec.gov. Since April 19, 2000, our common stock has been listed on the American Stock Exchange LLC (the "AMEX"). Accordingly, you may read and obtain copies of our reports, proxy and information statements and other information filed after that date may be inspected and copied at the AMEX Library, 86 Trinity Place, New York, NY 10006.

       Certain information with respect to our company may also be obtained on our web site: www.LifePointInc.com. Information contained in our web site is not part of this prospectus.

______________________________________

         No dealer, salesperson
or other person has been authorized
to give any information or
representations in connection with
this offering other than those
contained in this prospectus.
If any such information or
representations is given or made,
such information or representations
must not be relied upon as having                             LIFEPOINT, INC.
been authorized by us.  This prospectus
does not constitute an offer to sell
or a solicitation of an offer to buy
the securities offered hereby to any
person in any state or other jurisdiction
in which such offer or solicitation
would be unlawful. Neither the delivery
of this prospectus nor any sale made
hereunder shall, under any circumstances,
create any implication that the
information contained herein is correct
as of any time subsequent to the date hereof.                    5,939,644
                                                                  Shares
              ________________                                of Common Stock
                                                             ($.001 Par Value)
                                                                Offered by
                                                           Selling Stockholders








                                                                PROSPECTUS






                                                            __________ __, 2002

                                     Part II
                     Information Not Required in Prospectus

Item 14.      Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission fee .............................$  1,215
Accountants' fees.....................................................15,000
Legal fees and expenses...............................................30,000
Placement agent's and finders' fees..................................720,938
Printing and engraving expenses.......................................10,000
Miscellaneous.......................................................   2,847
     Total..........................................................$780,000

* Estimated, except for the Securities and Exchange Commission fee.
..........
Item 16.      Exhibits

       All of the following exhibits are filed with this Registration Statement except for Exhibit 4(a) which is incorporated by reference as indicated in the footnote.

Exhibit
Number                       Exhibit

 4(a) Restated Certificate of Incorporation as filed in Delaware on January 28, 2002. (1)

 4(b) Registration Rights Agreement dated as of April 1, 2001 by and among the Company and certain Investors.

 4(c) Form of common stock purchase warrant expiring April 1, 2007 issued as part of units with shares of common stock.

 4(d) Form of common stock purchase warrant expiring April 2, 2007 issued as a placement agent's warrant.

               The Registrant's common stock purchase warrants expiring January 7, 2003, March 19, 2003, April 7, 2003, November 30, 2003,
               January 20, 2004, April 15, 2004, August 23, 2005, August 8,
               2006, September 6, 2006 and January 29, 2007 are substantially identical to the form of common stock purchase warrant filed as
               Exhibit 4(c) hereto except as to the name of the holder, the expiration date, the number of shares of common stock subject thereto and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act of 1933 are not individually filed.

 5(a)          Opinion of Wachtel & Masyr, LLP.

 23(a) Consent of Wachtel & Masyr, LLP is included in its opinion filed as Exhibit 5.

 23(b)         Consent of Independent Auditors.

 23(c)         Consent of Rosenfeld, Meyer & Susman, LLP.

 (1) Filed as an exhibit to the Company's Registration Statement on Form S-3, File No. 333-74172 and incorporated by reference herein.

Item 17.      Undertakings

              The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Items 13 and 15 to the Registration Statement (and Items 510 and 702 of Regulation S-K), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on July 22, 2002.



                                           LIFEPOINT, INC.
                                             (Registrant)


                                           By: /s/ Linda H. Masterson
                                               ----------------------
                                                Linda H. Masterson
                                                Chairman of the Board, President
                                                and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 22, 2002.

Signature                               Title

/s/ Linda H. Masterson                  Principal Executive Officer and Director
------------------------
Linda H. Masterson

/s/ Linda H. Masterson                  Acting Principal Financial Officer
------------------------
Linda H. Masterson

/s/ Michele A. Clark                    Principal Accounting Officer
------------------------
Michele A. Clark

/s/ Charles J. Casamento                Director
------------------------
Charles J. Casamento

/s/ Peter S. Gold                       Director
------------------------
Peter S. Gold

/s/ Paul Sandler                        Director
------------------------
Paul Sandler

/s/ Stan Yakatan                        Director
------------------------
Stan Yakatan

                                 LIFEPOINT, INC.
                               EXHIBITS FILED WITH
                       REGISTRATION STATEMENT ON FORM S-3

                                  Exhibit Index


Number    Exhibit                                                     Page
                                                                      Number

4(b)      Registration Rights Agreement dated as
          of April 1, 2001 by and among the
          Company and certain Investors.......................        E-3

4(c)      Form of common stock purchase warrant expiring April 2,
          2007 issued as part of units with shares of common
          stock.......................                                E-20

4(d)      Form of common stock purchase warrant expiring April 1,
          2007 issued as a placement agent's
          warrant......................................               E-26

5         Opinion of Wachtel & Masyr, LLP................             E-32

23(a)     Consent of Wachtel & Masyr, LLP
          is included in its opinion filed as Exhibit 5....           E-32

23(b)     Consent of Independent Auditors...........                  E-34

23(c)     Consent of Rosenfeld, Meyer & Susman, LLP....               E-35









                                      E-2